Exhibit 4.2

Execution Version

WHITING PETROLEUM CORPORATION,

THE GUARANTORS NAMED ON THE SIGNATURE PAGE HEREOF

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

As Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of March 23, 2016

to

SENIOR INDENTURE

dated as of March 23, 2016

Providing for Issuance of

5.000% CONVERTIBLE SENIOR NOTES DUE 2019

i

ARTICLE 12 MISCELLANEOUS
Section 12.01.	First Supplemental Indenture Controls	74
Section 12.02.	No Personal Liability of Directors, Officers, Employees and Stockholders	74
Section 12.03.	Governing Law; Waiver of Jury Trial; Submission to Jurisdiction	74
Section 12.04.	Force Majeure	75
Section 12.05.	No Adverse Interpretation of Other Agreements	75
Section 12.06.	Table of Contents and Headings	75
Section 12.07.	Counterparts	75
Section 12.08.	Set-Off of Withholding Taxes	75

EXHIBITS

EXHIBIT A	Form of Note	A - 1

EXHIBIT B	Form of Supplemental Indenture	B - 1

EXHIBIT C	OID Legend	C - 1

EXHIBIT D	Common Stock Restricted Legend	D - 1

This First Supplemental Indenture, dated as of March 23, 2016 (this “First Supplemental Indenture”), supplements and amends the Senior Indenture, dated as of March 23, 2016 (the “Original Indenture”), among Whiting Petroleum Corporation, a Delaware corporation (the “Company”), the Guarantors listed on the signature page hereof and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

RECITATIONS OF THE COMPANY

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance of the Company’s senior debt securities to be issued in one or more series;

WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company, the Guarantors and the Trustee may without the consent of Holders enter into indentures supplemental to the Original Indenture to, among other things, (a) add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding and (b) establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture;

WHEREAS, the Company desires to provide for the issuance of a series of Securities to be designated as the “5.000% Convertible Senior Notes due 2019” (the “Notes”), and to set forth the form and terms thereof;

WHEREAS, the Company proposes in and by this First Supplemental Indenture to supplement and amend the Original Indenture, but only insofar as it will apply to the Notes; and

WHEREAS, all action on the part of the Company necessary to authorize the creation and issuance of the Notes, and all action on the part of each of the Guarantors necessary to authorize its guarantee of the Notes under the Original Indenture and this First Supplemental Indenture (the Original Indenture, as supplemented and amended by this First Supplemental Indenture, being hereinafter called the “Indenture”), have been duly taken.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the designation, form and terms of, and to authorize the authentication and delivery of the Notes, and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01. Definitions.

(a) Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Original Indenture.

(b) Section 101 of the Original Indenture is amended and supplemented, with respect to the Notes, by inserting or restating, as the case may be, in their appropriate alphabetical position, the following definitions:

“ACNTA” means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers as to reserves accounting for at least 80% of all such discounted future net revenue and by the Company’s petroleum engineers with respect to any other reserves covered by such report, as increased by, as of the date of determination, the discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(ii) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(iv) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements or (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;

(2) minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a) minority interests;

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting for its oil and gas properties from the successful efforts method to the full cost method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that Indebtedness of such acquired Person which is redeemed, defeased, retired or otherwise repaid at the time of or substantially contemporaneously with the consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09 of the First Supplemental Indenture, 5.000% Convertible Senior Notes due 2019 of the Company as

may be originally issued from time to time after the Issue Date under the terms of this Indenture, together with all other Notes issued upon registration of transfer of, or in exchange for, such Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (x) 1.0% of the principal amount of such Note or (y) the excess of (A) the present value at such Redemption Date of (1) the principal amount of such Note plus (2) all required interest payments due on such Note through the final maturity date of such Note (without regard to accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 of the First Supplemental Indenture and/or the provisions of Section 5.01 of the First Supplemental Indenture and not by the provisions of Section 4.10 of the First Supplemental Indenture; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $15.0 million;

(2) a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that is permitted by Section 4.07 of the First Supplemental Indenture or a Permitted Investment;

(7) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions of Section 4.10 of the First Supplemental Indenture;

(8) the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien);

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(10) any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the assignment, cancellation or abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular

“person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors of the managing member, if the managing member is an entity, or the managing member or members or any controlling committee of managing members thereof, if the managing members are individuals; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Chicago, Illinois, Denver, Colorado or New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) money market funds the assets of which primarily constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any financial institution meeting the qualifications specified in clause (3) above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days thereof;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereof; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, which occurrence is followed by a Rating Decline within 90 days thereof.

“close of business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company at the date of the First Supplemental Indenture, subject to Section 11.11 of the First Supplemental Indenture.

“Common Stock Restricted Legend” means the legend set forth in Exhibit D of the First Supplemental Indenture.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus (to the extent included in determining Consolidated Net Income); and

(7) the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5) any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

(6) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133 (now codified as FASB Accounting Standards Codification Topic 815)) will be excluded.

In addition, notwithstanding the preceding, for the purposes of Section 4.07 of the First Supplemental Indenture only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Conversion Agent” refers to a Person engaged to perform the obligations in respect of conversion of the Notes.

“Conversion Date” means an Early Conversion Date or the Mandatory Conversion Date, as applicable.

“Conversion Notice” means a “Conversion Notice” in the form attached to the Form of Note attached hereto as Exhibit A.

“Conversion Price” shall, on any date of determination, equal the quotient of $1,000 divided by the Conversion Rate in effect on such date.

“Conversion Rate” shall initially be 90.9091 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided in Article 11 of the First Supplemental Indenture.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business in Chicago, Illinois shall be principally administered, which office as of the date of this instrument is located at 2 North LaSalle Street, Suite 1020, Chicago, IL 60602, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division – Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Holders and the Company.

“Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014, as amended, among Whiting, the Company, the other guarantors named therein and the financial institutions parties thereto, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 of the First Supplemental Indenture.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Early Conversion Date” means, with respect to a Note being converted by a Holder exercising its right to Early Conversion, the date on which a Holder satisfies all the requirements for such conversion specified in the first paragraph of Section 11.02(a) of the First Supplemental Indenture.

“Early Conversion Payment” means an amount of cash per $1,000 principal amount of Notes payable to a Holder exercising its Early Conversion rights, equal to the amount under the column entitled “Early Conversion Payment” of the table set forth below during the applicable period indicated below:

Early Conversion Date	Early Conversion Payment

March 23, 2016 through September 23, 2016	$75.00

September 24, 2016 through March 23, 2017	50.00

March 24, 2017 through September 23, 2017	25.00

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under the first paragraph of Section 4.09 of the First Supplemental Indenture) in existence on the Original Issue Date, until such amounts are repaid.

“Existing Senior Notes” means the Company’s 5.000% Senior Notes due 2019 initially issued on the Original Issue Date.

“Existing Senior Notes Indenture” means the Senior Indenture dated as of September 12, 2013 among the Company, Whiting, the guarantors party thereto and the Trustee, as supplemented by the First Supplemental Indenture dated September 12, 2013 among the Company, Whiting, the guarantors party thereto and the Trustee.

“Existing Senior Notes Prospectus” means the Prospectus dated September 5, 2012, as supplemented by the Prospectus Supplement dated September 9, 2013 with respect to the offering of the Existing Senior Notes.

“First Supplemental Indenture” means this First Supplemental Indenture, dated as of the Issue Date, among the Company, the Guarantors named on the signature page hereof and the Trustee relating to the Notes, as it may be amended from time to time in accordance with the Indenture.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the Original Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantor” or “Subsidiary Guarantor” means each of (a) Whiting, Whiting US Holding Company, a Delaware corporation, Whiting Canadian Holding Company ULC, a British Columbia unlimited liability company, and Whiting Resources Corporation, a Colorado corporation, (b) any other Restricted Subsidiary of the Company that becomes a Guarantor of the Notes by executing a supplement to this Indenture in accordance with Section 4.13 or 10.03 of the First Supplemental Indenture and (c) the respective successors and assigns of such Restricted Subsidiaries, as required under Article 10 of the First Supplemental Indenture, in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to Section 10.04 of the First Supplemental Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P.

“Initial Notes” means the Notes issued on the Issue Date, together with all other Notes issued upon registration of transfer of, or in exchange for, such Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 of the First Supplemental Indenture. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 4.07 of the First Supplemental Indenture.

“Issue Date” means March 23, 2016.

“Legal Holiday” means any calendar day other than a Business Day. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with Section 4.10 of the First Supplemental Indenture.

“Material Domestic Subsidiary”means any one Domestic Subsidiary, or any group of two or more Domestic Subsidiaries, that is not a Guarantor at the time of determination and that at such time has either assets or quarterly revenues in excess of 3.0% of the consolidated assets or quarterly revenues of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries, minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes” means the Initial Notes and the Additional Notes, treated as a single class.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 102 of the Original Indenture.

“OID Legend” means the legend set forth in Exhibit C of the First Supplemental Indenture.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties;

(2) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests; and

(3) any activity necessary, appropriate or incidental to the activities described above.

“open of business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 102 of the Original Indenture. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Original Issue Date” means September 12, 2013.

The term “outstanding,” when used with respect to the Notes, has the meaning provided in Section 2.03 of the First Supplemental Indenture.

“Pari Passu Indebtedness” means, with respect to any Excess Proceeds from Asset Sales, Indebtedness of the Company or any Guarantor that ranks equally in right of payment with the Notes or the Subsidiary Guarantees, as the case may be, and the terms of which require the Company or such Restricted Subsidiary to apply such Excess Proceeds to offer to repurchase such Indebtedness.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of the First Supplemental Indenture;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Obligations permitted to be incurred under Section 4.09 of the First Supplemental Indenture;

(8) Permitted Business Investments;

(9) Investments of a Restricted Subsidiary of the Company acquired after the Original Issue Date or of a entity merged or consolidated with or into the Company or such Restricted Subsidiary in a transaction that is not prohibited by the covenant described in Section 5.01 of the First Supplemental Indenture after the Original Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed the greater of (a) $250.0 million or (b) 2.5% of ACNTA.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any Credit Facility;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens securing Indebtedness (including Capital Lease Obligations) incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness, and (ii) such Indebtedness is not in excess of the purchase price of such fixed assets;

(6) Liens existing on the Original Issue Date (other than under the Credit Agreement);

(7) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(8) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, or (f) operators Liens under joint operating agreements or similar customary agreements in the Oil and Gas Business);

(9) Liens securing all outstanding Notes and the Subsidiary Guarantees thereof;

(10) Liens securing Indebtedness incurred to refinance Indebtedness incurred under clauses (3), (4) or (5) that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

(11) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed, at the time of incurrence of such Lien, the greater of (a) $250.0 million or (b) 2.5% of ACNTA at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 of the First Supplemental Indenture shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as evidenced by a Board Resolution) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the Notes by either Rating Agency.

“record date” means, for purposes of Section 11.06 of the First Supplemental Indenture, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other security) have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock (or other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Reporting Failure” means the failure of the Company to file with the Commission and make available or otherwise deliver to the trustee and each Holder of Notes, within the time periods specified in Section 4.03 of the First Supplemental Indenture (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports that the Company may be required to file with the Commission pursuant to such provision.

“Resale Restriction Termination Date” means the later of (i) the date that is one year after the last date of original issuance of the applicable Note, or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereto, and (ii) such later date, if any, as may be required by applicable law.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“sale and leaseback transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Original Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Original Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), but only if such Person and its Subsidiaries are entitled to receive more than 20% of the assets of such partnership upon its dissolution.

“Subsidiary Guarantees” means the joint and several guarantees issued by all of the Guarantors pursuant to Article 10 of the First Supplemental Indenture.

“Threshold Price” means, on any Trading Day, a price equal to (i) the Conversion Price in effect on such Trading Day multiplied by (ii) 0.9318, rounded to the nearest whole cent.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Trading Day” means a day on which:

(i) trading in the Common Stock (or other security for which a VWAP must be determined) generally occurs on The New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or other such security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded; and

(ii) a VWAP for the Common Stock (or other security for which a VWAP must be determined) is available on such securities exchange or market;

provided that if the Common Stock (or other security for which a VWAP must be determined) is not so listed or traded, “Trading Day” means a Business Day.

“Treasury Rate” means the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to the final maturity date of the Notes; provided, however, that if the period from the Redemption Date to such final maturity date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such final maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Whiting) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 of the First Supplemental Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 of the First Supplemental Indenture, the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WLL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, or if such volume-weighted average price is not available, the closing sale price of the Common Stock (or other security for which a price is determined) on such date on the principal national or regional securities exchange or quotation market on which the Common Stock or such other security is traded or quoted, or if such closing sale price is unavailable, the market value of one share of Common Stock or such other security on such Trading Day determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Whiting” means Whiting Oil and Gas Corporation, a Delaware corporation, and its successors.

Section 1.02. Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.04
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Settlement Date”	4.15
“Discharge”	8.08
“Early Conversion”	11.01(a)
“Eligible Market”	11.01(b)(ii)
“Equity Conditions”	11.01(b)
“Equity Conditions Measuring Period”	11.01(b)
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Existing 2020 Convertible Notes”	11.12
“Existing 2020 Convertible Notes Indenture”	11.12
“Existing Senior Notes Indenture Provision”	9.01
“Existing Senior Notes Prospectus Provision”	9.01
“Global Note”	11.02(a)
“incur”	4.09
“Mandatory Conversion”	11.01(b)

“Mandatory Conversion Date”	11.01(b)
“Mandatory Conversion Notice”	11.01(b)
“Merger Event”	11.11
“Note Provision”	9.01
“Offer Amount”	3.04
“Offer Period”	3.04
“Payment Default”	6.01
“Permitted Debt”	4.09
“Reference Property”	11.11
“Restricted Payments”	4.07
“Settlement Date”	3.04
“Termination Date”	3.04
“VWAP Condition”	11.01(b)

Section 1.03. Rules of Construction.

Unless the context otherwise requires, in construing this First Supplemental Indenture:

(1) a term has the meaning assigned to it herein or, if not assigned herein, then in the Original Indenture;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(7) “herein,” “hereof” and other words of similar import refer to this First Supplemental Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision, and references to specific Sections, Articles or other subdivisions without contrary reference shall refer to Sections, Articles or subdivisions of the First Supplemental Indenture, as applicable.

Section 1.04. Incorporation by Reference of Trust Indenture Act; Conflict with Trust Indenture Act.

The Company hereby voluntarily subjects this First Supplemental Indenture to the provisions of the TIA which are mandatory for indentures qualified thereunder. Such mandatory provisions are incorporated by reference and made a part of this First Supplemental Indenture. If any provisions in the body of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the TIA which is required under the TIA to be a part of and govern indentures qualified thereunder, the latter provision shall control. If any provision of this First

Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

ARTICLE 2

THE NOTES

Section 2.01. Creation and Form.

Pursuant to Sections 201 and 301 of the Original Indenture, there is hereby created a new series of Securities designated as the “5.000% Convertible Senior Notes due 2019” (which are herein referred to as the “Notes” for purposes of this First Supplemental Indenture). The Notes shall be substantially in the form specified in Exhibit A to this First Supplemental Indenture, shall have the terms set forth therein and shall be entitled to the benefits of the other provisions of the Original Indenture as modified by this First Supplemental Indenture and specified herein. To the extent permitted by applicable law, in the event of any inconsistency between the terms of the Notes and the terms of this Indenture, the terms of this Indenture will control. To the extent applicable, the Initial Notes and Additional Notes will bear the OID Legend. Each certificate representing shares of Common Stock issued upon conversion of any Note, shall, upon issuance, if such shares are subject to restriction on transfer under the Securities Act at their time of issuance, bear the Common Stock Restricted Legend on the face thereof until the Resale Restriction Termination Date.

Section 2.02. Execution and Authentication.

On the Issue Date, the Trustee shall authenticate and deliver $96,812,000 of Initial Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes for original issue, in each case upon the Trustee’s receipt of a Company Order in accordance with Section 303 of the Original Indenture. Such order shall specify the aggregate principal amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 2.05 of this First Supplemental Indenture after the Issue Date, shall certify that such issuance is in compliance with such Section 2.05 and Section 4.09 hereof. The Notes shall be issued initially in the form of Global Securities, for which The Depository Trust Company shall act as Depositary. Notes in the form of Global Securities shall bear the legends set forth on the form of Note attached hereto.

Section 2.03. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those that have been converted, those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as otherwise provided in TIA §316(a), a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 306 of the Original Indenture, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with the Indenture, by 11:00 a.m. New York time, on a Redemption Date or other maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or otherwise maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.04. CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

Section 2.05. Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09 of this First Supplemental Indenture, to issue Additional Notes under the Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, the initial date from which interest begins to accrue, and if applicable, the existence of resale restrictions pursuant to the Securities Act, provided that no Additional Notes may be issued with the same “CUSIP”, “ISIN” or “Common Code” number as the Initial Notes unless it is so permitted in accordance with applicable law and such Additional Notes are fungible with the Initial Notes for U.S. federal tax purposes. The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under the Indenture.

ARTICLE 3

REDEMPTION AND PURCHASE

Section 3.01. Redemption and Purchase.

The Notes shall be subject to redemption and purchase by the Company pursuant to the provisions of Article Eleven of the Original Indenture and this Article 3.

Section 3.02. Optional Redemption.

(a) Except as set forth in clause (b) of this Section 3.02 or in Section 4.15 of the First Supplemental Indenture, the Company shall not have the option to redeem the Notes prior to December 15, 2018. On and after December 15, 2018, the Company may on any one or more occasions redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(b) Notwithstanding the provisions of clause (a) of this Section 3.02, at any time prior to December 15, 2018, the Company may on any one or more occasions redeem the

Notes, in whole or in part, at the Redemption Price of 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

The Company shall determine any Applicable Premium and shall notify the Trustee thereof in writing at least two Business Days in advance of the payment date thereof. The Trustee shall have no responsibility for any calculation of any such amounts and may rely conclusively on the Company’s determinations thereof.

Any notice of redemption sent in respect of a redemption pursuant to this Section 3.02 shall state, in addition to the requirements of Section 1104 of the Original Indenture, the Conversion Rate and Conversion Price in effect on the date of the notice of redemption and that a Holder who elects to convert all or a portion of its Notes in lieu of redemption must submit a Conversion Notice with respect to such Notes being converted on or before the close of business on the Business Day immediately preceding the Redemption Date.

Section 3.03. Mandatory Redemption.

Except as set forth under Sections 4.10 and 4.15 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Section 3.04. Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.04 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b) the Offer Amount and the purchase price;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(g) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders, and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of equal to $2,000 or any integral $1,000 multiple in excess thereof, shall be purchased);

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(j) the Conversion Rate and Conversion Price then in effect and that a Holder that has tendered its Notes for repurchase who wishes to withdraw such Notes and convert them must submit a valid notice of withdrawal and Conversion Notice prior to the close of business on the Business Day immediately preceding the Settlement Date.

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10 hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.04 and Section 4.10 hereof. On the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or before the Settlement Date.

ARTICLE 4

COVENANTS

Except for Section 1003, the provisions of Article Ten of the Original Indenture shall not apply to the Notes, and in lieu thereof the following provisions of this Article 4 shall apply to the Notes.

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes and, if applicable, the Early Conversion Payment due in connection with an Early Conversion and, if applicable, the Company agrees to deliver the shares of Common Stock (and any cash in lieu of fractional shares) due in connection with an Early Conversion or a Mandatory Conversion, each on the dates and in the manner provided in the Notes. Principal, premium, if any, interest, the Early Conversion Payment, if applicable, and cash in lieu of fractional shares in connection with any conversion shall be considered paid on the date due if the Paying Agent, if other than the Company or a Guarantor, holds as of 11:00 a.m. New York time on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, premium, if any, interest then due, the Early Conversion Payment, if applicable, and cash in lieu of fractional shares in connection with any Early Conversion or Mandatory Conversion.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and Early Conversion Payment at the rate equal to the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented or surrendered for payment or conversion and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the City of New York where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency in the City of New York, in order that the Notes shall at all times be payable in the City of New York. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby appoints the Trustee as Paying Agent and Conversion Agent, and designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 301 of the Original Indenture.

Section 4.03. Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such a filing) for public availability within the time period specified in the SEC’s rules and regulations under the Exchange Act and, within 10 Business Days of filing, or attempting to file, the same with the SEC, furnish to the Trustee and, upon its request, to any of the Holders of the Notes:

(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company’s filing of any such information, document or report with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system or any successor thereto shall satisfy the reporting obligation described above.

The Company shall at all times comply with TIA § 314(a).

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) Delivery of such information, documents and reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default with respect to the Notes shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments of interest on the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default with respect to the Notes, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws.

Each of the Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation to which the Company or any of its Restricted Subsidiaries is a party) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation to which the Company is a party) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees prior to any scheduled repayment or scheduled maturity, except a payment, purchase, redemption, defeasance or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or the Stated Maturity thereof, in each case, due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after May 11, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2004 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since May 11, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after May 11, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after May 11, 2004, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption of debt that is subordinate to the Notes, within 60 days after the date of declaration of such dividend or the delivery of any irrevocable notice of redemption, as the case may be, if the dividend, distribution or redemption payment on the date of declaration or the date of the notice of redemption, as the case may be, would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director, officer, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period;

(6) the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;

(7) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Restricted Subsidiary (a) at a purchase price not greater than 101.0% of the principal amount thereof (plus accrued and unpaid interest) in the event of a Change of Control in accordance with provisions similar to Section 4.15 or (b) at a purchase price not greater than 100.0% of the principal amount thereof (plus accrued and unpaid interest) in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(8) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Section 4.07; or

(9) other Restricted Payments in an aggregate amount since May 11, 2004 not to exceed $25.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under the preceding clause (9), no Default or Event of Default shall have occurred and be continuing or would be caused thereby.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $50.0 million, by an officer of the Company and, in the case of amounts of $50.0 million or more, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in the preceding clause (2), (3), (4), (6), (7) or (8)) the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (9), or is entitled to be made pursuant to the first paragraph of this Section 4.07, the Company will be permitted to divide or classify (or later divided or classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.

Section 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 4.08 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Original Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the Original Issue Date as determined in good faith by the Company;

(2) the Indenture, the Notes and the Subsidiary Guarantees;

(3) Applicable Law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of such acquisition as determined in good faith by the Company;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) Capital Lease Obligations or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions and/or transfers of properties and assets by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined in good faith by the Company;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into (a) in the ordinary course of business or (b) with the Company’s approval by its Board of Directors, which limitation is applicable only to property or capital stock that are subject to such agreements;

(11) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(12) restrictions on the sale, lease or transfer of property or assets arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and the Restricted Subsidiaries taken as a whole; and

(13) Hedging Obligations permitted to be incurred under the covenants set forth in Section 4.09 hereof.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Guarantor will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur

Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $1.25 billion or (b) 30% of ACNTA as of the date of such incurrence;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued and sold on the Issue Date and the related Subsidiary Guarantees issued on the Issue Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $75.0 million or (b) 1.0% of ACNTA as of the date of such incurrence at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this Section 4.09, clause (2) or (3) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this Section 4.09;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(14) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15) Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business of the Company and any Restricted Subsidiary with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and any Restricted Subsidiary;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either of the financial tests set forth in clause (4) under Section 5.01 hereof; and

(17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed the greater of (a) $250.0 million or (b) 2.5% of ACNTA as of the date of incurrence.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company will be permitted to divide and classify (or later divide, classify, re-divide or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant, except that any indebtedness under Credit Facilities on the Original Issue Date (after giving effect to the offering of Existing Senior Notes and the application of the proceeds thereof contemplated by the prospectus relating to such offering) shall be considered incurred under the first paragraph of this Section 4.09.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 4.10. Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3) of Section 4.10 only, each of the following will be deemed to be cash or Cash Equivalents:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion; and

(c) with respect to any Asset Sale of oil and natural gas properties where the Company or such Restricted Subsidiary retains an interest in such property, the aggregate costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(I) to prepay, repay, redeem or repurchase any Indebtedness of the Company or a Guarantor (other than intercompany Indebtedness, Capital Stock or Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees) or any Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than intercompany Indebtedness);

(II) to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person;

(III) to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business;

(IV) to make one or more capital expenditures; or

(V) to acquire other long-term assets that are used or useful in the Oil and Gas Business.

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $50.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and to all holders of Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, pursuant to the terms in Section 3.04 hereof and this Section 4.10. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or any integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.11. Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of

Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an Officers’ Certificate certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 4.11:

(1) any employment, severance or consulting agreement or other compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4) payment of reasonable directors’ fees, consulting fees and other benefits to persons who are not otherwise Affiliates of the Company;

(5) provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(7) Permitted Investments and Restricted Payments that are permitted by Section 4.07 hereof;

(8) any transaction in which the Company or its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or its Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the initial paragraph above;

(9) transactions with Unrestricted Subsidiaries, Affiliates, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions) materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(10) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person.

Section 4.12. Limitation on Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.13. Additional Subsidiary Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the Issue Date, or if any Restricted Subsidiary that is not already a Guarantor guarantees any other Indebtedness of the Company in a principal amount in excess of $1.0 million after such date, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture substantially in the form of Exhibit B hereto and delivering it to the Trustee within 20 Business Days of the date on which it was acquired or created or guaranteed such Indebtedness of the Company, as the case may be, together with any Opinion of Counsel described in Section 903 of the Original Indenture; provided, however, that (a) the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries, and (b) Whiting Programs, Inc. shall not be required to become a Guarantor unless it guarantees Indebtedness of the Company in a principal amount in excess of $1.0 million.

Section 4.14. Corporate Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01 hereof), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the

Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15. Offer to Repurchase Upon Change of Control.

(1) Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and stating:

(a) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(b) the purchase price and the Change of Control Settlement Date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is mailed, or in the case of a notice mailed in advance of a Change of Control, no earlier than 30 days and no later than 60 days from the date of such Change of Control;

(c) that the Change of Control Offer will expire as of the time specified in such notice on the Change of Control Settlement Date and that the Company shall pay the Change of Control Purchase Price for all Notes purchased as of the Change of Control Settlement Date promptly thereafter on the Change of Control Settlement Date;

(d) that any Note not tendered will continue to accrue interest;

(e) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(f) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer on the Change of Control Settlement Date;

(g) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased;

(h) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or any integral multiple of $1,000 in excess thereof; and

(i) the Conversion Rate and Conversion Price then in effect and that a Holder that has tendered its Notes for purchase who wishes to withdraw such Notes and convert them must submit a valid notice of withdrawal and Conversion Notice prior to the close of business on the Business Day immediately preceding the Change of Control Settlement Date.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

(2) On the Change of Control Settlement Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof ($2,000 or any integral $1,000 multiple in excess thereof) properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date the Company shall:

(a) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(b) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

(c) The Change of Control provisions described above shall be applicable whether or nor any other provisions of the Indenture are applicable.

(d) [Intentionally Omitted.]

(e) The Company shall not be required to make a Change of Control Offer following a Change of Control (1) if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to Section 3.02 hereof, unless and until there is a default in payment of the applicable Redemption Price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(3) In the event that Holders of Notes of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days, prior notice given not more than 30 days following the purchase pursuant to the Chang of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, if any, to the Change of Control Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Any such redemption shall be effected in accordance with Article Eleven of the Original Indenture; provided that any notice of redemption sent in respect of such redemption shall state, in addition to the requirements of Section 1104 of the Original Indenture, the Conversion Rate and Conversion Price in effect on the date of the notice of redemption and that a Holder who elects to convert all or a portion of its Notes in lieu of redemption must submit a Conversion Notice with respect to such Notes being converted on or before the close of business on the Business Day immediately preceding the Redemption Date.

Section 4.16. No Inducements.

The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of the Notes for or as an inducement to any consent to any waiver, amendment or supplement of any terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in the solicitation documents relating to such consent.

Section 4.17. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 hereof or represent Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18. Covenant Termination.

If at any time (a) the rating assigned to the Notes by both S&P and Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing under this Indenture, then upon delivery by the Company to the Trustee of an Officers’ Certificate to the foregoing effect, the Company and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture: Sections 4.07, 4.08, 4.09, 4.10 or 4.11 or clause (d) of Section 5.01. The Company and its Restricted Subsidiaries will remain subject to all other provisions of the Indenture.

Section 4.19. Calculation of Original Issue Discount.

The Company shall file with the Trustee promptly after the end of each calendar year for which reporting on Form 1099 OID is required (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be required to be provided to the Trustee or the holders of the Notes pursuant to the Code, and the regulations issued thereunder; provided, however, that no notice shall be required hereunder in the event that there are no Outstanding Notes as of the end of said calendar year.

ARTICLE 5

SUCCESSORS

The provisions of Article Eight of the Original Indenture shall not apply to the Notes, and in lieu thereof the following provisions of this Article 5 shall apply to the Notes.

Section 5.01. Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions to, another Person, unless:

(a) either (1) the Company is the surviving corporation or (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Company or such other Person is not a corporation, a Restricted Subsidiary of the Company that is a corporation shall assume by supplemental indenture all obligations of the Company under the Notes and the Indenture as a co-issuer of the Notes;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other agreement in a form reasonably satisfactory to the Trustee;

(c) immediately after such transaction no Default or Event of Default exists;

(d) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto and any related financing transaction as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof or (b) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition; and

(e) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture (if any) comply with the Indenture;

provided, however, that (i) this Section 5.01 shall not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries and (ii) clauses (c) and (d) hereof shall not apply to any merger or consolidation of the Company (I) with or into one of its Restricted Subsidiaries for any purpose or (II) with or into an Affiliate solely for the purpose of reincorporation of the Company in another jurisdiction.

Section 5.02. Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in accordance with Section 5.01 hereof, the successor entity formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor entity had been named as the Company herein and shall be substituted for the Company (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Company” shall refer instead to the successor entity and not to the Company); and thereafter, if the Company is dissolved following a transfer of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in accordance with the Indenture, the Company shall be discharged and released from all obligations and covenants under the Indenture and the Notes. The Trustee, the Company and the successor Person shall enter into a supplemental indenture to evidence the succession and substitution of such successor Person and such discharge and release of the Company.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

In accordance with Section 301(19) of the Original Indenture, Section 501 of the Original Indenture is hereby amended to read in its entirety as follows with respect to the Notes:

“An ‘Event of Default’ occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(1) the Company defaults in the payment when due of interest with respect to the Notes, and such default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal of or premium, if any, on the Notes when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the Company fails to comply with the provisions of Section 4.07, 4.09, 4.10, 4.15 or 5.01 of the First Supplemental Indenture;

(4) the Company or a Guarantor fails to comply with any other covenant or other agreement in the Indenture or the Notes for 60 days (or 180 days in the case of a Reporting Failure) after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(5) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if such default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded;

(6) the Company or any of its Significant Subsidiaries fails to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

(7) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee (other than by reason of release of a Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture);

(8) the Company, any Significant Subsidiary of the Company or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case,

(b) consents in writing to the entry of an order for relief against it in an involuntary case,

(c) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) admits in writing it generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company, any Significant Subsidiary of the Company or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a Custodian of the Company, any Significant Subsidiary of the Company or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, any Significant Subsidiary of the Company or any group of Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company, any Significant Subsidiary of the Company or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10) the Company fails to satisfy its conversion or payment obligations in accordance with Article 11 (x) upon a Holder’s exercise of its Early Conversion rights or (y) upon the Company’s exercise of its Mandatory Conversion rights, which failure in each case is not cured within five Business Days.”

Section 6.02. Acceleration.

Also as permitted by Section 301(19) of the Original Indenture, the first paragraph of Section 502 of the Original Indenture is hereby amended to read in its entirety as follows with respect to the Notes:

“If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (8) or (9) of Section 501 hereof occurs with respect to the Company, any Significant Subsidiary of the Company or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable without further action or notice, together with all accrued and unpaid interest and premium, if any, thereon.”

Section 6.03. Waiver of Past Defaults.

Section 513 of the Original Indenture is hereby amended to read in its entirety as follows with respect to the Notes:

The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all Notes waive any past default hereunder with respect to the Notes and its consequences, except a default

(1) in the payment of the principal of or any premium or interest on the Notes or settlements due upon the conversion of the Notes (including any Note which is required to have been purchased by the Company pursuant to an offer to purchase by the Company made pursuant to the terms of this Indenture), or

(2) in respect of a covenant or provision hereof which under Section 9.02 of the First Supplemental Indenture cannot be modified or amended without the consent of each Holder of the Notes.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 6.04. Waiver of Usury, Stay or Extension of Laws.

Section 515 of the Original Indenture shall not apply to the Notes inasmuch as it is duplicative of Section 4.06 of this First Supplemental Indenture.

ARTICLE 7

TRUSTEE; REPORTS

Section 7.01. Notice of Defaults.

With respect to the Notes only, the proviso in the first sentence of Section 602 of the Original Indenture shall be deemed inapplicable.

Section 7.02. [Intentionally Omitted.]

Section 7.03. Compensation and Reimbursement.

With respect to the Notes only, Section 607 of the Original Indenture is hereby amended to include the following:

As security for the performance of the obligations of the Company under this Section the Trustee shall have a lien prior to the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (and premium, if any) or interest on particular Notes.

In addition to, but without prejudice to its other rights under this Indenture, when the Trustee incurs expenses or renders services in connection with an Event of Default specified in Sections 501(8) or 501(9) of the Original Indenture (as amended by Section 6.01 of the First Supplemental Indenture), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law.

“Trustee” for purposes of this Section shall include any predecessor Trustee.

The provisions of this Section shall survive the satisfaction and discharge of the Notes, the termination for any reason of this Indenture, and the resignation or removal of the Trustee.

Section 7.04. Reports by Company and Subsidiary Guarantors.

Section 704 of the Original Indenture shall not apply to the Notes inasmuch as its requirements are duplicative of those set forth in Section 4.03(a) of this First Supplemental Indenture.

ARTICLE 8

DISCHARGE

The provisions of Article Fifteen of the Original Indenture shall not apply to the Notes, and in lieu thereof the following provisions of this Article 8 shall apply to the Notes.

Section 8.01. [Reserved].

Section 8.02. [Reserved].

Section 8.03. [Reserved].

Section 8.04. [Reserved].

Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 8.08 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.08 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.08 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Discharge.

Section 8.06. Repayment to Company.

Subject to applicable escheat and abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07. [Reserved].

Section 8.08. Discharge.

The Indenture (other than the Company’s obligations under Article 11 of the Indenture and Section 14 of the Notes) shall be satisfied and discharged (a “Discharge”) and shall cease to be of further effect as to all Notes issued hereunder, upon the terms and conditions, and subject to the exceptions, set forth in Article Four of the Original Indenture.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Section 901 of the Original Indenture is hereby amended to read in its entirety as follows with respect to the Notes:

“Notwithstanding Section 902 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees without the consent of any Holder of a Note:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of Notes pursuant to Article 5 or Section 10.03 of the First Supplemental Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder, including any increase in the Conversion Rate or other consideration due upon conversion of the Notes (whether or not subject to time limitations or other conditions); provided that a change to this Indenture, the Notes or the Subsidiary Guarantees shall not be deemed to adversely affect the legal rights hereunder of any Holder if (A) such change is to conform a provision of this Indenture, the Notes or the Subsidiary Guarantees (a “Note Provision”) to a provision in the Existing Senior Notes Prospectus (an “Existing Senior Notes Prospectus Provision”), (B) such Existing Senior Notes Prospectus Provision was intended to be a verbatim recitation of a provision in the Existing Senior Notes Indenture (an “Existing Senior Notes Indenture Provision”) and (C) such Note Provision is intended to be identical to such Existing Senior Notes Indenture Provision;

(5) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12 of the First Supplemental Indenture or otherwise;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(7) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the First Supplemental Indenture;

(8) to comply with Section 11.11 of the First Supplemental Indenture;

(9) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee;

(10) to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

(11) to establish the form or terms of Securities of any series as permitted by Sections 201 and 301; or

(12) to make provision with respect to adjustments to the Conversion Rate as required by the First Supplemental Indenture or to increase the Conversion Rate in accordance with the First Supplemental Indenture.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the Opinion of Counsel described in Section 903 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.”

Section 9.02. With Consent of Holders of Notes.

Section 902 of the Original Indenture is hereby amended to read in its entirety as follows with respect to the Notes:

“Except as provided above in Section 901 and below in this Section 902, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 508 and 513 hereof, any existing Default or Event of Default with respect to the Notes or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the Opinion of Counsel described in Section 903 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 508 and 513 hereof and to the last paragraph of this Section 902, the Holders of a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or repurchase of the Notes (except as provided in Sections 3.04, 4.10 and 4.15 of the First Supplemental Indenture);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes (except as permitted in clause (g) below) or settlements due upon conversion of the Notes;

(g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 3.04, 4.10 and 4.15 of the First Supplemental Indenture);

(h) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i) reduce the consideration due upon conversion or otherwise adversely affect the right of Holders to convert Notes in accordance with Article 11 of the First Supplemental Indenture or modify the Mandatory Conversion provisions of the First Supplemental Indenture in a manner adverse to Holders; or

(j) make any change in the preceding amendment, supplement and waiver provisions.”

Section 9.03. Revocation and Effect of Consents.

A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.03.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 902 of the Indenture, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

ARTICLE 10

GUARANTEES OF NOTES

The Notes shall have the benefit of Subsidiary Guarantees. The provisions of Article Thirteen of the Original Indenture shall not apply to the Notes, and in lieu thereof the following provisions of this Article 10 shall apply to the Notes.

Section 10.01. Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this First Supplemental Indenture or the Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that: (a) the principal of and premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of and premium, if any, and (to the extent permitted by law) interest on the Notes, and all other payment Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of

Default with respect to the Notes under the Indenture shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this First Supplemental Indenture or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Five of the Original Indenture for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article Five of the Original Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 10.02. Notation of Subsidiary Guarantees.

The Subsidiary Guarantees shall be evidenced by the execution and delivery of the First Supplemental Indenture or a supplement to the Indenture and no notation of any Subsidiary Guarantee need be endorsed on any Note, notwithstanding any contrary provision of the Original Indenture.

Section 10.03. Guarantors May Consolidate, Etc., on Certain Terms.

(a) No Guarantor shall sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another

Guarantor), unless, (i) either (1) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, substantially in the form of Exhibit B hereto, under the Notes, the Indenture and its Subsidiary Guarantee on terms set forth therein, or (2) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of Section 4.10 hereof, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(b) In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit B hereto, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 10.04. Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Guarantor shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 hereof; or (2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 hereof; or (3) if such Guarantor ceases to be a Material Domestic Subsidiary and is not a guarantor of Indebtedness of the Company in excess of $1.0 million; or (4) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or (5) upon Discharge in accordance with Article 8 hereof.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the foregoing clauses (1) – (5) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of such Guarantor under the Indenture as provided in this Article 10.

Section 10.05. Limitation on Guarantor Liability.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.06. “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

ARTICLE 11

CONVERSION

Section 11.01. Conversion. (a) Subject to compliance with Section 11.02, a Holder shall have the right to convert all or any portion (if such portion is $2,000 principal amount or an integral multiple of $1,000 principal amount) of its Notes (“Early Conversion”) at any time and from time to time, on any Business Day, prior to the earliest of (i) if applicable, the close of business on the fifth Business Day following the date of a Mandatory Conversion Notice delivered in accordance with Section 11.01(b), (ii) if applicable, with respect to a Note called for redemption, the close of business on the Business Day immediately preceding the Redemption Date or (iii) the close of business on the Business Day immediately preceding the maturity date, into a number of shares of Common Stock per $1,000 principal amount of Notes being converted equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares of Common Stock in accordance with Section 11.03). In addition, upon an Early Conversion, a Holder shall have the right to receive in cash, with respect to its Notes being converted, per $1,000 principal amount of Notes being converted, (x) in the event the Early Conversion Date occurs on or prior to September 23, 2017, the Early Conversion Payment and (y) in all cases, accrued and unpaid interest to the Early Conversion Date. For the avoidance of doubt, in the event of an Early Conversion with an Early Conversion Date after September 23, 2017, Holders shall not be entitled to receive the Early Conversion Payment.

(b) The Company shall have the right to convert the Notes (“Mandatory Conversion”), in whole or in part, into a number of shares of Common Stock per $1,000 principal amount of Notes equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares of Common Stock in accordance with Section 11.03), if each of the following conditions are satisfied: (i) the VWAP of the Common Stock (or other security into which the Notes are convertible pursuant to Section 11.11) exceeds the Threshold Price in effect on each applicable Trading Day for at least 20 Trading Days (whether or not consecutive) during any period of 30 consecutive Trading Days (the “VWAP Condition”) and (ii) the Company delivers to the Holders, the Trustee and the Conversion Agent (if other than the Trustee) a notice of the Company’s election of its right to convert the Notes no later than the open of business on the third Business Day immediately following the 20th Trading Day of any such 30 Trading Day period (a “Mandatory Conversion Notice”), which notice shall specify that the Mandatory Conversion shall occur on the sixth Business Day following the date of such notice (the “Mandatory Conversion Date”); provided that, the Company’s right to cause a Mandatory Conversion shall be suspended during the period beginning on the date a Change of Control Offer is made and continuing to, and including, the applicable Change of Control Settlement Date. For the avoidance of doubt, in the event of a Mandatory Conversion, Holders shall not be entitled to receive the Early Conversion Payment or, except as provided in Section 11.02(f), accrued and unpaid interest. The Mandatory Conversion Notice shall state that the Company is exercising its right to cause a Mandatory Conversion, the Conversion Rate and Conversion Price in effect on the Mandatory Conversion Date.

Notwithstanding the foregoing, the Company may only exercise its right to cause a Mandatory Conversion if, as evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent (if other than the Trustee) on the Mandatory Conversion Date, all of the conditions listed below (the “Equity Conditions”) are satisfied on each day during the period (x) commencing on, and including, the date of the Mandatory Conversion Notice and (y) ending on, and including, the Mandatory Conversion Date (the “Equity Conditions Measuring Period”). The Equity Conditions are as follows:

(i) either (1) all shares of Common Stock issuable upon conversion of the Notes and held by a non-Affiliate of the Company shall be eligible for sale without the need for registration under any applicable federal or state securities laws or (2) a shelf registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Notes has been filed by the Company and been declared effective by the SEC or is automatically effective and is available for use, and the Company expects such shelf registration statement to remain effective and available for use from the Mandatory Conversion Date until thirty days following the Mandatory Conversion Date;

(ii) the Common Stock (or other security into which the Notes are convertible pursuant to Section 11.11) to be delivered on such conversion is listed or traded on The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, or any of their respective successors (each, an “Eligible Market”) and shall not then be suspended from trading on such Eligible Market;

(iii) at or prior to the settlement date of the Mandatory Conversion, for any Notes validly surrendered for conversion with an Early Conversion Date prior to the Mandatory Conversion Date in accordance with the terms of this Indenture, the Company shall have delivered and paid the number of shares of Common Stock and the amount of cash due upon conversion of the Notes to the Holders in accordance with Section 11.01(a);

(iv) shares of Common Stock to be issued upon conversion may be issued in full without violating the rules or regulations of The New York Stock Exchange or any other applicable Eligible Market on which the Common Stock delivered upon conversion is then listed or trading; and

(v) no Event of Default shall have occurred and be continuing.

For the avoidance of doubt, the Company may exercise its right to cause more than one Mandatory Conversion so long as any Notes are outstanding so long as it complies with the other requirements of this Section 11.01(b). If the Company exercises its right to cause Mandatory Conversion in part, the Conversion Agent will select the Notes to be converted pro rata, by lot or by any other method the Conversion Agent in its sole discretion deems fair and appropriate (or, in the case of Notes represented by Global Notes, in such manner as DTC may require), in denominations of $2,000 or any integral $1,000 multiple in excess thereof.

Section 11.02. Conversion Procedure and Payment Upon Conversion.

(a) To convert its Note pursuant to an Early Conversion, a Holder of a definitive Note must:

(1) complete and manually sign the Conversion Notice, with appropriate signature guarantee, or facsimile of the Conversion Notice and deliver the completed Conversion Notice (which shall be irrevocable) to the Conversion Agent;

(2) surrender the Note to the Conversion Agent;

(3) furnish appropriate endorsements and transfer documents if required by the Security Registrar or Conversion Agent;

(4) pay all transfer or similar taxes if required pursuant to Section 11.04; and

(5) pay funds equal to interest payable on the next Interest Payment Date required by Section 11.02(e).

If a Holder holds a beneficial interest in a Note that is a Global Security (a “Global Note”), to convert such Note, the Holder must comply with clauses (4) and (5) above and the Depositary’s procedures for converting a beneficial interest in a Global Note.

(b) (i) Upon conversion of a Holder’s Note in an Early Conversion, the Company shall deliver to such converting Holder, through the Conversion Agent, a number of shares of Common Stock per $1,000 principal amount of Notes being converted equal to the Conversion Rate in effect on the applicable Early Conversion Date (plus cash in lieu of fractional shares in accordance with Section 11.03). In addition, the Company shall deliver, through the Conversion Agent, with respect to the Notes being converted, cash in an amount per $1,000 principal amount of Notes equal to the Early Conversion Payment, if owed pursuant to Section 11.01(a), and accrued and unpaid interest to the Early Conversion Date. If a Holder converts more than one Note at the same time, the full number of shares of Common Stock issued upon such conversion (and, as a result, the amount of cash deliverable in lieu of any fractional share of Common Stock) and the amount of cash deliverable in respect of the Early Conversion Payment, if owed pursuant to Section 11.01(a), and accrued and unpaid interest shall be based on the aggregate principal amount of Notes converted by such Holder. Settlement shall occur on the third Business Day immediately following the applicable Early Conversion Date.

(1) Upon conversion of the Notes in a Mandatory Conversion, the Company shall deliver to each Holder, through the Conversion Agent, a number of shares of Common Stock per $1,000 principal amount of Notes equal to the Conversion Rate in effect on the Mandatory Conversion Date (plus cash in lieu of fractional shares in accordance with Section 11.03). The full number of shares of Common Stock issued upon such conversion (and, as a result, the amount of cash deliverable in lieu of any fractional share of Common Stock) shall be based on the aggregate principal amount of Notes outstanding. Settlement shall occur on the third Business Day immediately following the Mandatory Conversion Date.

(2) The shares of Common Stock due upon conversion of a Global Note shall be delivered by the Company in accordance with the Depositary’s customary practices.

(c) Notes surrendered for conversion will be deemed converted at the close of business on the applicable Conversion Date, and the Person in whose name the shares of Common Stock shall be issued upon such conversion shall become the holder of record of such shares as of the close of business on such Conversion Date. Prior to such time, a Holder receiving shares of Common Stock upon conversion shall not be entitled to any rights relating to such shares of Common Stock, including, among other things, the right to vote, tender in a tender offer and receive dividends and notices of shareholder meetings. On and after the close of business on the applicable Conversion Date with respect to a conversion of a Note pursuant hereto, all rights of the Holder of such Note shall terminate, other than the right to receive the consideration deliverable or payable upon conversion of such Note as provided in Section 11.02(b).

(d) Except as provided in this Article 11, no payment or other adjustment will be made for accrued interest on any Notes converted, and accrued interest, if any, will be deemed to be paid by the consideration paid to the Holder upon conversion. Such accrued interest, if any, shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(e) If any Holder surrenders a Note for Early Conversion after the close of business on the Regular Record Date but prior to the open of business on the next Interest Payment Date, then, notwithstanding such conversion, the full amount of interest payable with respect to such Note on such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record of such Note at the close of business on such Regular Record Date; provided, however, that such Note, when surrendered for conversion, must be accompanied by payment in cash to the Conversion Agent of an amount equal to the full amount of interest payable on such Interest Payment Date on the Note so converted. For the avoidance of doubt, in accordance with Section 11.01(a), such converting Holder shall be entitled to receive accrued and unpaid interest to the Early Conversion Date and such amount of cash shall be delivered to such converting Holder in accordance with Section 11.02(b)(i).

(f) In the event a Mandatory Conversion Date falls after the close of business on the Regular Record Date but prior to the open of business on the next Interest Payment Date, then, notwithstanding such conversion, the full amount of interest payable with respect to such Note on such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record of such Note at the close of business on such Regular Record Date. In such event, the Holders shall be entitled to retain the full amount of interest payable on such Interest Payment Date.

(g) Upon surrender of a Note that is converted in part, the Trustee shall authenticate for the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

Section 11.03. Cash in Lieu of Fractional Shares. The Company will not issue a fractional share of Common Stock upon conversion of a Note. Instead, the Company shall pay cash in lieu of fractional shares based on the VWAP of the Common Stock on the applicable Conversion Date (or, if such Conversion Date is not a Trading Day, the VWAP of the Common Stock on the Trading Day immediately preceding such Conversion Date).

Section 11.04. Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of Common Stock upon the conversion of a Note. However, such Holder shall pay any such tax or duty that is due because such shares are issued in a name other than such Holder’s name. The Conversion Agent may refuse to deliver a certificate representing the Common Stock to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Holder’s name.

Section 11.05. Company to Reserve, Provide and List Common Stock. The Company shall at all times reserve out of its authorized but unissued Common Stock or Common Stock held in its treasury a sufficient number of shares of Common Stock to permit the conversion, in accordance herewith, of all of the Notes (assuming, for such purposes, that at the time of computation of such number of shares, all such Notes would be converted by a single Holder).

All shares of Common Stock issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim that arises from the action or inaction of the Company.

The Company shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and shall list such shares on each national securities exchange or automated quotation system on which the shares of Common Stock are listed on the applicable Conversion Date.

Section 11.06. Adjustment of Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events:

(a) If the Company issues shares of Common Stock as a dividend or distribution on all shares of the Common Stock, or if the Company effects a share split or share combination (including a “reverse split”), the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	x	OS’

OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to open of business on the effective date of such share split or share combination, as the case may be;

CR’ =	the Conversion Rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ =	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 11.06(a) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 11.06(a) is declared but not so paid or made, then the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) In addition to the foregoing adjustments in subsection (a) above, the Company may, from time to time and to the extent permitted by law, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period as may be permitted or required by law, if the Board of Directors has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Company. Such Conversion Rate increase shall be irrevocable during such period. The Company shall give notice to the Trustee and cause notice of such increase to be mailed to each Holder of Notes at such Holder’s address as the same appears on the registry books of the Security Registrar at least 15 days prior to the date on which such increase commences.

(c) All calculations under this Article 11 shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th.

Section 11.07. No Adjustment. The Conversion Rate shall not be adjusted for any transaction or event other than as specified in this Article 11.

Section 11.08. Adjustments for Tax Purposes. Except as prohibited by law, the Company may (but is not obligated to) increase the Conversion Rate, in addition to those required by Section 11.06 hereof, as it determines to be advisable in order that any dividend, distribution, share split or share combination will not be taxable to the recipients thereof or in order to avoid or diminish any such taxation.

Section 11.09. Notice of Adjustment. Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders at the addresses appearing on the Security Registrar’s books a notice of the adjustment and file with the Trustee and the Conversion Agent an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

Section 11.10. Notice of Certain Transactions. In the event that:

(a) the Company takes any action that would require an adjustment in the Conversion Rate,

(b) the Company takes any action that would require a supplemental indenture pursuant to Section 11.11, or

(c) there is a dissolution or liquidation of the Company,

the Company shall promptly mail to Holders at the addresses appearing on the Registrar’s books and the Trustee a written notice stating the proposed record date and effective date of the transaction referred to in clause (a), (b) or (c) of this Section 11.10.

Section 11.11. Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege. If the Company:

(a) reclassifies the Common Stock (other than a change only in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination of Common Stock to which Section 11.06(a) applies);

(b) is party to a consolidation, merger or binding share exchange; or

(c) sells, transfers, leases, conveys or otherwise disposes of all or substantially all of the consolidated property or assets of the Company,

in each case, pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (any such event, a “Merger Event”), each $1,000 principal amount of Notes will, from and after the effective time of such Merger Event, in lieu of being convertible into Common Stock, be convertible into the same kind, type and proportions of consideration that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such Merger Event would have received in such Merger Event (“Reference Property”) and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for such change in the right to convert the Notes.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then:

(i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and

(ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock.

The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

The supplemental indenture referred to in the first sentence of this Section 11.11 shall, in the good faith judgment of the Company as evidenced by an Officers’ Certificate, (i) provide for adjustments to the Conversion Rate that shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article 11 and for the delivery of cash by the Company in lieu of fractional securities or property that would otherwise be deliverable to Holders upon conversion as part of the Reference Property, with such amount of cash determined by the Company in a manner as nearly equivalent as may be practicable to that used by the Company to determine the VWAP of the Common Stock and (ii) provide that after the Merger Event, the VWAP Condition (and related calculations) shall be determined with reference to the trading value of the Reference Property as determined in good faith by the Company in a manner as nearly equivalent as may be practicable to that used by the Company to determine the VWAP of the Common Stock. If the Reference Property includes shares of stock, other securities or other property or assets (including any combination thereof) of a company other than the Company or the successor or purchasing entity, as the case may be, in such Merger Event, then such other company shall also execute such supplemental indenture, and such supplemental indenture shall contain such additional provisions to protect the interests of the Holders, including the right of Holders to require the Company to repurchase their Notes upon a Change of Control in accordance with Section 4.15, as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 11.11 shall similarly apply to successive consolidations, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.

The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 11.11.

None of the foregoing provisions shall affect the right of a Holder to convert its Notes into shares of Common Stock (and cash in lieu of any fractional share) as set forth in Section 11.01(a) and Section 11.02 prior to the effective date of such Merger Event, or the right of the Company to effect a Mandatory Conversion in accordance with Section 11.01(b).

In the event the Company shall execute a supplemental indenture pursuant to this Section 11.11, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of Reference Property receivable by Holders of the Notes upon the conversion of their Notes after any such Merger Event and any adjustment to be made with respect thereto.

Section 11.12. Notice to Holders. The Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder at its address appearing on the applicable Security Register a copy of any notice sent to the holders of the Company’s 1.25% Convertible Senior Notes due 2020 (the “Existing 2020 Convertible Notes”) pursuant to Section 14.10 of the Indenture dated as of March 27, 2015 (as amended, the “Existing 2020 Convertible Notes Indenture”) among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, as soon as practicable after such notice is sent to such holders; provided that in the event the Existing 2020 Convertible Notes are repaid, prepaid, redeemed, defeased, retired or otherwise cease to exist, then the Company shall mail to each Holder at its address appearing on the applicable Security Register any notices that would have been required to be sent to the holders of the Existing 2020 Convertible Notes pursuant to Section 14.10 of the Existing 2020 Convertible Notes Indenture were the Existing 2020 Convertible Notes still outstanding.

Section 11.13. Trustee’s Disclaimer. Neither the Trustee nor the Conversion Agent shall have any duty to determine when an adjustment under this Article 11 should be made, how it should be made or what such adjustment should be, but the Trustee and the Conversion Agent may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee and the Conversion Agent pursuant to Section 11.09 hereof and the Company agrees to deliver such Officers’ Certificate to the Trustee and the Conversion Agent promptly after the occurrence of any such adjustment. Neither the Trustee nor the Conversion Agent shall be accountable with respect to, and makes not representation as to, the validity or value of any securities or assets issued upon conversion of Notes, and neither the Trustee nor the Conversion Agent shall be responsible for the failure by the Company to comply with any provisions of this Article 11.

Neither the Trustee nor the Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 11.11, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee and the Conversion Agent pursuant to Section 11.11 hereof.

The Trustee and the Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to either calculate the Conversion Price or determine whether any facts exist which may require any adjustment of the Conversion Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed herein, or in any supplemental indenture provided to be employed, in making the same and shall be protected in relying upon an Officers’ Certificate with respect to the same. Neither the Trustee nor the Conversion Agent shall be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common

Stock or stock or share certificates or other securities or property upon the surrender of any Note for the purpose of conversion; and the Trustee and the Conversion Agent shall not be responsible or liable for any failure of the Company to comply with any of the covenants of the Company contained in this Article. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 11.01 has occurred which makes the Securities eligible for conversion until the Company has delivered to the Trustee and the Conversion Agent an Officers’ Certificate stating that such event has occurred, on which certificate the Trustee and any the Conversion Agent may conclusively rely, and the Company agrees to deliver such Officers’ Certificate to the Trustee and the Conversion Agent promptly after the occurrence of any such event.

ARTICLE 12

MISCELLANEOUS

Section 12.01. First Supplemental Indenture Controls.

To the extent that there is any conflict or inconsistency between the Original Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control.

Section 12.02. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.03. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE COMPANY AND THE TRUSTEE SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING TO ENFORCE ANY OF ITS OBLIGATIONS UNDER THIS INDENTURE OR WITH REGARD TO THE NOTES (BUT THE COMPANY AND THE TRUSTEE WILL NOT BE PREVENTED FROM REMOVING ANY SUCH ACTION OR PROCEEDING FROM A STATE COURT TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK).

Section 12.04. Force Majeure.

In no event shall the Trustee be responsible or liable, nor shall the Company be responsible or liable to the Trustee, for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, and nuclear or natural catastrophes or acts of God; it being understood that the Trustee or the Company, as the case may be, shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances; provided that the foregoing limitations shall not apply to any obligations of Company or the Guarantors under the Notes.

Section 12.05. No Adverse Interpretation of Other Agreements.

The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret the Indenture.

Section 12.06. Table of Contents and Headings.

The Table of Contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.07. Counterparts.

This First Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Section 12.08. Set-Off of Withholding Taxes.

If the Company is required by applicable law to pay, and pays, withholding tax on behalf of a Non-U.S. Holder as a result of an adjustment to the Conversion Rate, the Company may, at its option, set off or cause to be set off such withholding tax against any payments of cash or shares of Common Stock on the Notes (or, if such withholding tax has not previously been fully set off against such cash or shares, against any payments on the shares of Common Stock). For purposes of such a set-off, each share of Common Stock shall be deemed to have a value equal to the VWAP of the Common Stock on the Conversion Date applicable to such Note.

[Signatures on following page]

SIGNATURES

COMPANY:

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

GUARANTORS:

WHITING OIL AND GAS CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

WHITING US HOLDING COMPANY

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

WHITING CANADIAN HOLDING COMPANY ULC

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

WHITING RESOURCES CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as TRUSTEE

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS SECURITY IS A GLOBAL SECURITY AS REFERRED TO IN THE INDENTURE HEREINAFTER REFERENCED. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

WHITING PETROLEUM CORPORATION

No.	$

CUSIP No. [ ]
ISIN No. [ ]

5.000% Convertible Senior Note due 2019

Whiting Petroleum Corporation, a Delaware corporation, promises to pay to                     , or registered assigns, the principal sum of                     Dollars on March 15, 2019 [or such greater or lesser amount as may be indicated on Schedule A hereto].1

Interest Payment Dates: March 15 and September 15.

Record Dates: March 1 and September 1.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this Note is a Global Security, add this provision.

ATTEST:	WHITING PETROLEUM CORPORATION

By:	By:
Name:	Name:
Title:	Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., As Trustee

By
Authorized Officer

Dated:

[FORM OF REVERSE SIDE OF NOTE]

5.000% Convertible Senior Note due 2019

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Whiting Petroleum Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.000% per annum until maturity. The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2016, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, March 15, 2016; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Original Indenture with respect to Defaulted Interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Security Registrar and Conversion Agent. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent, Security Registrar and Conversion Agent. The Company may change any Paying Agent, Security Registrar or Conversion Agent without notice to any Holder. The Company or any of its Domestic Subsidiaries may act in any such capacity.

4. Indenture. This Note is one of a duly authorized issue of the series of Securities of the Company designated as its 5.000% Convertible Senior Notes due 2019 (the “Notes”), issued under a Senior Indenture, dated as of March 23, 2016 (“Original Indenture”), among the Company, the Guarantors and the Trustee, as supplemented and amended by the First

Supplemental Indenture (herein so called), dated as of March 23, 2016 (the Original Indenture, as so supplemented and amended, being called herein the “Indenture”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Notes are unsecured senior obligations of the Company limited to $96,812,000 aggregate principal amount in the case of Notes issued on the Issue Date. The Company may, subject to Sections 2.05 and 4.09 of the First Supplemental Indenture, issue Additional Notes under the Indenture after the Issue Date in either a limited or an unlimited aggregate principal amount. Any Additional Notes so issued and the Initial Notes shall be treated as a single class under the Indenture.

5. Optional Redemption.

(a) Except as set forth in subparagraph (b) of this Paragraph 5 or in Section 4.15 of the First Supplemental Indenture, the Company shall not have the option to redeem the Notes prior to December 15, 2018. On and after December 15, 2018, the Company may on any one or more occasions redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to December 15, 2018, the Company may on any one or more occasions redeem the Notes, in whole or in part, at the Redemption Price of 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

6. Mandatory Redemption.

Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

7. Repurchase at Option of Holder.

(a) Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or any integral $1,000 multiple in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the First Supplemental Indenture.

(b) On the 361st day after an Asset Sale, if the aggregate amount of Excess Proceeds then exceeds $50.0 million, the Company shall commence an offer to all Holders of Notes (an

“Asset Sale Offer”) pursuant to Section 3.04 of the First Supplemental Indenture, and to all holders of any Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral $1,000 multiples in excess thereof, shall be purchased) on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Discharge) before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Company or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes pursuant to Article 5 of the First Supplemental Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, including any increase in the Conversion Rate or other consideration due upon conversion of the Notes (whether or not subject to time limitations or other conditions), as determined in accordance with Section 901 of the Original Indenture (as amended by Section 9.01 of the First Supplemental Indenture), to secure the Notes or the Subsidiary Guarantees pursuant to Section 4.12 of the First Supplemental Indenture or otherwise, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, to comply with the requirements of Section 11.11 of the First Supplemental Indenture, to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, to add to, change or eliminate any provisions of the Indenture in respect of one or more other series of Securities, to establish the forms or terms of Securities of any other series as permitted by the Indenture or to make provision with respect to adjustments to the Conversion Rate as required by the First Supplemental Indenture or to increase the Conversion Rate in accordance with the First Supplemental Indenture.

12. Defaults and Remedies. Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise; (iii) failure by the Company to comply with Section 4.07, 4.09, 4.10, 4.15 or 5.01 of the First Supplemental Indenture; (iv) failure by the Company or a Guarantor for 60 days (or 180 days in the case of Reporting Failure) after notice of such failure to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if such default (a) is caused by a failure to pay principal of, or premium or interest, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment); (vii) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee (other than by reason of release of a Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture); (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as specified in Section 501(8) or 501(9) of the Original Indenture (as amended by Section 6.01 of the First Supplemental Indenture) and (ix) failure by the Company to satisfy its conversion or payment obligations in accordance with Article 11 of the First Supplemental Indenture (x) upon a Holder’s exercise of its Early Conversion rights or (y) upon the Company’s exercise of its Mandatory Conversion rights, which failure in each case is not cured within five Business Days. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary described in Section 501(8) or 501(9) of the Original Indenture (as amended by Section 6.01 of the First Supplemental Indenture), all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default with respect to the Notes (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default with respect to the Notes and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes, or conversion of the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required upon becoming aware of any Default or Event of Default with respect to the Notes, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Discharge. The Notes are subject to discharge upon the terms and conditions specified in the Indenture.

14. Conversion. The Notes shall be convertible into shares of Common Stock in accordance with Article 11 of the First Supplemental Indenture. To convert a Note at its option, a Holder must satisfy the requirements of Section 11.02(a) of the First Supplemental Indenture. A Holder may convert a portion of a Note in an Early Conversion if the portion is $2,000 principal amount or an integral multiple of $1,000 principal amount. The Notes are convertible at the Company’s option into shares of Common Stock in accordance with Section 11.01(b) of the First Supplemental Indenture. Upon conversion of a Note, the Holder thereof shall be entitled to receive the shares of Common Stock payable upon conversion in accordance with Article 11 of the First Supplemental Indenture, at the Conversion Rate specified in the First Supplemental Indenture, as adjusted from time to time as provided in the First Supplemental Indenture.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder or other owner of Capital Stock of the

Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. Successor Entity. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the First Supplemental Indenture, check the box below:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the First Supplemental Indenture, state the amount (in minimum denomination equal to $2,000 or any integral $1,000 multiple in excess thereof) you elected to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

CONVERSION NOTICE

To convert this Note in accordance with the Early Conversion provisions of the Indenture, check the box:  ☐

To convert only part of this Note, state the principal amount to be converted (in minimum denomination equal to $2,000 or any integral $1,000 multiple in excess thereof):

$

If you want the stock certificate representing the Common Stock issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

[TO BE ATTACHED TO GLOBAL SECURITY]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee

EXHIBIT B

WHITING PETROLEUM CORPORATION

And

the Guarantors named herein

5.000% CONVERTIBLE SENIOR NOTES

DUE 2019

FORM OF SUPPLEMENTAL INDENTURE

AND AMENDMENT — SUBSIDIARY GUARANTEE

DATED AS OF                  ,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

B-1

This SUPPLEMENTAL INDENTURE, dated as of                  ,              is among Whiting Petroleum Corporation, a Delaware corporation (the “Company”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee.

RECITALS

WHEREAS, the Company, the initial Guarantors and the Trustee entered into a Senior Indenture, dated as of March 23, 2016 (the “Original Indenture”), as supplemented and amended by the First Supplemental Indenture (herein so called) thereto, dated as of March 23, 2016 (the Original Indenture as so supplemented and amended being called herein the “Indenture”), pursuant to which the Company has issued $96,812,000 in principal amount of 5.000% Convertible Senior Notes due 2019 (the “Notes”); and

WHEREAS, Section 901(vii) of the Original Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add Guarantors with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee.

ARTICLE 2

From this date, by executing this Supplemental Indenture, the Guarantors whose signatures appear below shall be Guarantors with respect to the Notes on terms contemplated by and subject to the provisions of Article 10 of the Indenture.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

B – 2

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

WHITING PETROLEUM CORPORATION

By
Name:
Title:

GUARANTORS
[ ]

By
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By

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EXHIBIT C

OID LEGEND

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THIS NOTE INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE. HOLDERS SHOULD CONTACT THE [CHIEF FINANCIAL OFFICER] AT [STREET], [CITY], [STATE] [ZIP]. THE EXISTENCE OR RECOGNITION OF OID FOR UNITED STATES FEDERAL INCOME TAX PURPOSES SHALL NOT COMPROMISE OR IMPAIR THE AMOUNT OF THE FULL PRINCIPAL OBLIGATION OF THE COMPANY OR THE GUARANTORS HEREUNDER. FOR THE AVOIDANCE OF DOUBT, IN ANY BANKRUPTCY PROCEEDING INVOLVING THE COMPANY, ANY OID [IN THIS FACE VALUE DEBT EXCHANGE]2 SHALL (A) NOT BE DEEMED TO BE UNMATURED INTEREST AND (B) THUS BE DEEMED AN ALLOWED CLAIM.

[2]	Include if applicable.

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EXHIBIT D

COMMON STOCK RESTRICTED LEGEND

THIS SECURITY AND ANY SHARES OF COMMON STOCK ISSUED UPON CONVERSION OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY, ANY SHARES OF COMMON STOCK ISSUED UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A SECURITIES: ONE YEAR] [IN THE CASE OF REGULATION S SECURITIES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

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